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                                                                     Exhibit 5.1

                                SIDLEY & AUSTIN
                            One First National Plaza
                            Chicago, Illinois 60603

                                  May 15, 1998

True North Communications Inc.
101 East Erie Street
Chicago, Illinois 60611

     Re:  4,500,000 Shares of Common Stock, $.33 1/3 par
          value and 4,500,000 Preferred Stock Purchase Rights
          ---------------------------------------------------

Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by True North Communications Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of an aggregate of 4,500,000 shares of Common Stock, $.33 1/3 par value, of the Company (the "Registered Common Stock"), together with 4,500,000 Preferred Stock Purchase Rights of the Company (the "Registered Rights") associated therewith, to be issued under the True North Communications Inc. Stock Option Plan (the "Stock Option Plan") or the True North Communications Inc. Outside Director Stock Option Plan (the "Outside Director Plan" and, together with the Stock Option Plan, the "Plans"). The terms of the Rights are set forth in the Rights Agreement dated as of November 16, 1988 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent.

          We are familiar with the proceedings to date with respect to the proposed issuance of the Registered Common Stock and the Registered Rights under the Plans and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis of this opinion.

          Based on the foregoing, we are of the opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

     2. Any shares of the Registered Common Stock which are newly issued in connection with either of the Plans will constitute shares of Common Stock of the Company which have been duly authorized and validly issued and are fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) with respect to any such shares issued under the Stock Option Plan, the Company's Board of
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Directors or a duly authorized committee thereof shall have authorized the issuance and sale of such shares as contemplated by the Stock Option Plan; and
(iii) certificates representing such shares shall have been duly executed, countersigned and registered and duly delivered upon payment of the agreed consideration therefor (not less than the par value thereof) determined in accordance with the terms of the Stock Option Plan or the Outside Director Plan, as the case may be.

     3. The Registered Rights associated with the newly issued shares of Registered Common Stock referred to in paragraph 2 will be legally issued when
(i) such Registered Rights have been duly issued in accordance with the terms of the Rights Agreement, and (ii) the related shares of Registered Common Stock shall have been duly issued and paid for as set forth in paragraph 2.

          This opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement or related prospectus.

                                   Very truly yours,

                                   /s/ SIDLEY & AUSTIN

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